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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                  Form 8-A/A

                                AMENDMENT NO. 1

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                                 SUNOCO, INC.
        ---------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

        PENNSYLVANIA                                   23-1743282
     ---------------------------------            ---------------------
     (State or other jurisdiction of                (I.R.S. Employer
     incorporation or organization)                  Identification No.)

       TEN PENN CENTER, 1801 MARKET STREET, PHILADELPHIA, PA 19103-1699
       -----------------------------------------------------------------
                   (Address of principal executive offices)
                                  (Zip Code)


       Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                Name of each exchange on which
     to be so registered                each class is to be registered
     -------------------                ------------------------------
     Series B Participating             New York Stock Exchange
     Cumulative Preference
     Stock Purchase Rights


       Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
             -----------------------------------------------------
                               (Title of Class)
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     Item 1.  Description of Registrant's Securities to be Registered.
               -------------------------------------------------------

          On February 1, 1996, the Board of Directors of Sun Company, Inc. (the predecessor by name change of Sunoco, Inc., and hereafter, the "Company") declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of common stock, par value $1.00 per share (the "Common Stock"), of the Company, payable to holders of record as of the close of business on February 12, 1996 (the "Record Date"). Shares of Common Stock issued after the Record Date and prior to the Distribution Date (as defined below) will be issued with a Right attached so that all shares of Common Stock outstanding prior to the Distribution Date will have Rights attached. The terms and conditions of the Rights are set forth in a Rights Agreement between the Company and First Chicago Trust Company of New York (predecessor to EquiServe First Chicago Trust Division), as agent (the "Rights Agent"), dated as of February 1, 1996, and last amended as of July 3, 1997 (the "Rights Agreement"). The Rights Agreement, setting forth the description and terms of the Rights, was included as Exhibits 1 and 2 to the Form 8-A filed by the Company with the Securities and Exchange Commission on February 1, 1996, and the first Amendment to the Rights Agreement was filed as Exhibit 4.3 to the Form 8-A filed by the Company with the Securities and Exchange Commission on July 3,1997, and such previous filing, including exhibits (collectively, the "Forms 8-A"), are hereby incorporated herein by this reference. The following summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.

          Prior to the Distribution Date, the Rights will be evidenced by the certificates for and will be transferred with the Common Stock, and the registered holders of the Common Stock will be deemed to be the registered holders of the Rights. After the Distribution Date, the Rights Agent will mail certificates evidencing the Rights to each record holder of the Common Stock as of the close of business on the Distribution Date, and thereafter the Rights will be transferable separately from the Common Stock. The "Distribution Date" means the earlier of (i) the 10th day (or such later day as may be designated by a majority of the Continuing Directors (as hereinafter defined)) after the date (the "Stock Acquisition Date") of the first public
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     announcement that a person (other than the Company or any of its subsidiaries or any employee benefit plan of the Company or any such subsidiary or certain holders of voting stock of the Company at the time of the dividend declaration) has acquired beneficial ownership of 15% or more of the outstanding shares of voting stock of the Company (an "Acquiring Person") and (ii) the 10th business day (or such later day as may be designated by a majority of the Continuing Directors) after the date of the commencement of a tender or exchange offer by any person which would, if consummated, result in such person becoming an Acquiring Person.

          Prior to the Distribution Date, the Rights will not be exercisable. After the Distribution Date, each Right will be exercisable to purchase, for $100.00 (the "Purchase Price"), one one-hundredth of a share of Series B Participating Cumulative Preference Stock, without par value (the "Series B Preference Stock"). 1,743,019 shares of Series B Preference Stock have been reserved for issuance upon exercise of the Rights.

          If any person becomes an Acquiring Person, each Right (other than Rights beneficially owned by the Acquiring Person and certain affiliated persons) will entitle the holder to purchase, for the Purchase Price, a number of shares of Common Stock having a market value of twice the Purchase Price.

          If, after any person has become an Acquiring Person, (1) the Company is involved in a merger or other business combination in which the Company is not the surviving corporation or its Common Stock is exchanged for other securities or assets or (2) the Company and/or one or more of its subsidiaries sell or otherwise transfer assets or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries, taken as a whole, then each Right will entitle the holder to purchase, for the Purchase Price, a number of shares of common stock of the other party to such business combination or sale (or in certain circumstances, an affiliate) having a market value of twice the Purchase Price.

          At any time after any person has become an Acquiring Person (but before any person becomes the beneficial owner of 50% or more of the outstanding shares of Common Stock), a majority of the Continuing Directors may exchange all or part of the Rights (other than Rights beneficially owned by an Acquiring Person and certain affiliated persons) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right.
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          The Board of Directors may redeem all of the Rights at a price of $.01 per Right at any time prior to the close of business on the 10th day after the Stock Acquisition Date (or such later date as may be designated by a majority of the Continuing Directors). After any person has become an Acquiring Person, the Rights may be redeemed only with the approval of a majority of the Continuing Directors.

          "Continuing Director" means any member of the Board of Directors who was a member of the Board prior to the time an Acquiring Person becomes such or any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Continuing Directors. Continuing Directors do not include an Acquiring Person, an affiliate or associate of an Acquiring Person or any representative or nominee of the foregoing.

          The Rights will expire on February 12, 2006, unless earlier exchanged or redeemed.

          Rights holders have no rights as a stockholder of the Company, including the right to vote and to receive dividends.

          The Rights Agreement includes antidilution provisions designed to prevent efforts to diminish the effectiveness of the Rights.

          The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person that attempts to acquire the Company without a condition to such an offer that a substantial number of the Rights be acquired or that the Rights be redeemed or declared invalid. The Rights should not interfere with any merger or other business combination approved by the Board of Directors (under some circumstances, with the concurrence of the Continuing Directors) since the Rights may be redeemed by the Company as described above.

          While the dividend of the Rights was not taxable to stockholders or to the Company, stockholders or the Company may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable as set forth above.

          After the Distribution Date, the Rights Agreement may be amended in any respect that does not adversely affect Rights holders (other than any Acquiring Person and certain affiliated persons). After any person has become an Acquiring Person, the Rights Agreement may be amended only with the approval of a majority of the Continuing Directors.
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          Effective as of July 3, 1997, the Company and the Rights Agent entered into an agreement (the "First Amendment") amending the Rights Agreement pursuant to Section 27 of the Rights Agreement, which permits the Company, without the consent of the holders of the Rights Certificates, to amend the Rights Agreement in any respect prior to the Distribution Date. The First Amendment provided that, for a period of 18 months following a change in the majority composition of the Board of Directors (resulting from a proxy or consent solicitation if any Person participating in such solicitation may likely become an Acquiring Person), any amendment of the Rights Agreement, or redemption of outstanding Rights, must be authorized by a majority of the Continuing Directors.

          Effective as of February 3, 2000, the Company and the Rights Agent entered into an agreement (the "Second Amendment") further amending the Rights Agreement pursuant to Section 27. A copy of the Second Amendment is attached hereto as Exhibit 4.4 and is incorporated by reference herein in response to this Item 1. The description contained herein is qualified in its entirety by reference to Exhibit 4.4. A copy of the Second Amendment is available free of charge from the Rights Agent. The following changes to the Rights Agreement were effected by the Second Amendment:

               (1) Section 23 ("Redemption") was amended to provide that any redemption of outstanding Rights authorized within 90 days following a change in the majority composition of the Board of Directors (resulting from a proxy or consent solicitation if it appears that any Person participating in such solicitation is likely to become an Acquiring Person) must be approved by a majority of the Continuing Directors; and

               (2) Section 27 ("Supplements and Amendments") was amended to provide that any amendment of the Rights Agreement authorized within 90 days following a change in the majority composition of the Board of Directors (resulting from a proxy or consent solicitation if it appears that any Person participating in such solicitation is likely to become an Acquiring Person) must be approved by a majority of the Continuing Directors.
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     Item 2.  Exhibits.
               --------

          4.1 Rights Agreement, dated as of February 1, 1996, between the Company and First Chicago Trust Company of New York (predecessor to EquiServe First Chicago Trust Division), as Rights Agent (the "Rights Agreement"), filed as Exhibit 99(b) to the Company's Current Report on Form 8-K dated February 2, 1996 (File No. 1-
               6841) is incorporated herein by reference. The Rights Agreement includes, as Exhibit B thereto, the form of Rights Certificate.

          4.2 Amendment to Rights Agreement, dated as of July 3, 1997 (the "First Amendment"), filed as Exhibit 4 to the Company's Current Report on Form 8-K dated July 8, 1997 (File No. 1-6841) is incorporated herein by reference.

          4.3 Certificate of Amendment, dated as of February 3, 2000, by the Company.

          4.4 Second Amendment to Rights Agreement, dated as of February 3, 2000 between the Company and EquiServe First Chicago Trust Division, as Rights Agent (the "Second Amendment").
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                                   SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Second Amendment to the Registration Statement to be signed on its behalf by the undersigned thereto duly authorized.


          SUNOCO, INC.

          BY  /s/ THOMAS W. HOFMANN
                 ------------------------
                 Thomas W. Hofmann
                 Vice President and
                 Chief Financial Officer


          DATE  February 4, 2000
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                                 EXHIBIT INDEX
                                 -------------

Exhibit
Number                                                              Exhibit
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
4.1                               Rights Agreement, dated as of February 1, 1996, between the Company and
                                  First Chicago Trust Company of New York (predecessor to EquiServe First
                                  Chicago Trust Division), as Rights Agent (the "Rights Agreement"), filed as
                                  Exhibit 99(b) to the Company's Current Report on Form 8-K dated February 2,
                                  1996 (File No. 1-6841) is incorporated herein by reference. The Rights
                                  Agreement includes, as Exhibit B thereto, the form of Rights Certificate.

4.2                               Amendment to Rights Agreement, dated as of July 3, 1997 (the "First
                                  Amendment"), filed as Exhibit 4 to the Company's Current Report on Form 8-K
                                  dated July 8, 1997 (File No. 1-6841) is incorporated herein by reference.

4.3                               Certificate of Amendment, dated as of February 3, 2000, by the Company.

4.4                               Second Amendment to Rights Agreement, dated as of February 3, 2000 between the Company and EquiServe First Chicago Trust Division, as Rights Agent
                                  (the "Second Amendment").